Exhibit 2.1

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of December 11, 2025 (the “Agreement”), is made and entered into effective as of August 19, 2026 (the “Amendment Date”) by and among Destination XL Group, Inc., a Delaware corporation (“DXL”), Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (“Merger Sub”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

RECITALS

WHEREAS, pursuant to Section 8.01(e) of the Agreement, the End Date is September 11, 2026;

WHEREAS, DXL, Merger Sub and FBB desire to amend the Agreement to extend the End Date from September 11, 2026 to October 30, 2026, subject to the terms and conditions set forth herein;

WHEREAS, the FBB Stockholder Approval has been obtained in accordance with the Agreement, and the parties have determined that the amendment contemplated by this Amendment does not require any further approval by the stockholders of FBB under applicable Law pursuant to Section 8.03 of the Agreement;

WHEREAS, pursuant to Section 8.03 of the Agreement, the Agreement may be amended by an instrument in writing signed on behalf of each of the parties thereto; and

WHEREAS, DXL, Merger Sub and FBB desire to enter into this Amendment to amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend the Agreement as set forth herein:

1.
Amendment of Section 8.01(e). Section 8.01(e) of the Agreement is hereby amended by replacing “September 11, 2026” with “October 30, 2026”.
2.
Full Force and Effect. Except as otherwise specifically set forth in this Amendment, the Agreement and all provisions contained therein are, and shall continue, in full force and effect, and are hereby ratified and confirmed in all respects.
3.
Miscellaneous Provisions.
(a)
Further Assurances. Each party, at the reasonable request of the other party, and without additional consideration, shall, from time to time (i) execute and deliver, or shall cause to be executed and delivered, such further certificates, agreements or instruments, and (ii) take such other action, as the other parties may reasonably request, to consummate or implement the amendments contemplated by this Amendment.
(b)
Incorporated Provisions. The provisions of Article IX of the Agreement are incorporated herein by reference, mutatis mutandis, as though fully set forth herein.
(c)
References to Agreement. From and after the Amendment Date, all references in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of similar import shall mean the Agreement as amended by this Amendment.
(d)
Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall be deemed to constitute one instrument. Delivery of this Amendment by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

* * * * * *

Exhibit 2.1

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the Amendment Date.

DESTINATION XL GROUP, INC. By: /s/ Lionel F. Conacher Name: Lionel F. Conacher Title: Interim Chief Executive Officer

DIVINE MERGER SUB I, INC. By: /s/ Lionel F. Conacher Name: Lionel F. Conacher Title: President

[Signature Page to Amendment to Agreement and Plan of Merger]

FBB HOLDINGS I, INC. By: /s/ Jim Fogarty Name: Jim Fogarty Title: Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]